News Release

www.nortel.com

FOR IMMEDIATE RELEASE	June 1, 2005

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Jay Barta	Ann Fuller	(888) 901-7286
(972) 685-2381	(613) 768-1208	(905) 863-6049
jbarta@nortel.com	afuller@nortel.com	investor@nortel.com

NORTEL ANNOUNCES COMPLETION OF
TENDER OFFER FOR PEC SOLUTIONS

WASHINGTON — Nortel* [NYSE/TSX: NT] today announced today the successful completion of the tender offer for all outstanding shares of common stock of PEC Solutions, Inc.* [NASDAQ: PECS] by a subsidiary of Nortel’s U.S. subsidiary, Nortel Networks Inc. (NNI). The tender offer expired as scheduled at 12:00 midnight, New York City time, on Tuesday, May 31, 2005.

Nortel has been advised by American Stock Transfer Company, the depositary for the tender offer, that as of 12:00 midnight, New York City time, on Tuesday, May 31, 2005, stockholders of PEC Solutions had tendered into the offer a total of approximately 26,693,725 shares of PEC Solutions common stock (including approximately 505,653 shares tendered by notice of guaranteed delivery). This number of shares represents approximately 96.6% of PEC Solutions issued and outstanding shares. All shares of PEC Solutions common stock that were validly tendered and not properly withdrawn before the expiration of the offering period have been accepted for payment.

Any remaining publicly held shares of PEC Solutions common stock (other than shares held by PEC Solutions or Nortel and shares held by stockholders who properly perfect appraisal rights under Delaware law) will be acquired for $15.50 per share in a subsequent second-step merger transaction upon satisfaction or waiver of the conditions to the merger under the merger agreement.

About Nortel

Nortel is a recognized leader in delivering communications capabilities that enhance the human experience, ignite and power global commerce, and secure and protect the world’s most critical information. Serving both service provider and enterprise customers, Nortel delivers innovative technology solutions encompassing end-to-end broadband, Voice over IP, multimedia services and applications, and wireless broadband designed to help people solve the world’s greatest challenges. Nortel does business in more than 150 countries. For more information, visit Nortel on the Web at www.nortel.com. For the latest Nortel news, visit www.nortel.com/news.

Certain information included in this press release is forward-looking and is subject to important risks and uncertainties. The results or events described in these statements may differ materially from actual results or events. The words “believe”, “estimate”, “expect”, “intend”, “anticipate”, “foresee”, “plan”, “guidance” and similar expressions and variations thereof, identify certain of such forward-looking statements. These forward-looking statements represent the intentions, plans, expectations, and beliefs of Nortel or other identified persons, and are subject to risks, uncertainties, and other factors, many of which are beyond the control of Nortel. In particular, statements relating to the tender offer, the expected date of closing of the tender offer and the merger, management, potential benefits of the transaction, and expected integration, growth and improved customer service benefits are forward-looking statements. Important factors that could cause Nortel’s actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements include among others: the timing and probability of completion of the acquisition of PEC, uncertainties as to the timing of the tender offer, the satisfaction of closing conditions, including the receipt of regulatory approvals, whether certain industry segments will grow as anticipated, the competitive environment among providers of IT solutions, the level of government IT expenditures, and difficulties encountered in integrating companies and technologies, Nortel’s ability to realize the anticipated cost savings, revenue enhancements, operating efficiencies and other benefits from the acquisition of PEC.

In addition, these results or events may be affected by the outcome of regulatory and criminal investigations and civil litigation actions related to Nortel’s restatements and the impact any resulting legal judgments, settlements, penalties and expenses could have on Nortel’s results of operations, financial condition and liquidity and any related potential dilution of Nortel’s common shares; the findings of Nortel’s independent review and implementation of recommended remedial measures; the outcome of the independent review with respect to revenues for specific identified transactions, which review will have a particular emphasis on the underlying conduct that led to the initial recognition of these revenues; the restatement or revisions of Nortel’s previously announced or filed financial results and resulting negative publicity; the existence of material weaknesses in Nortel’s internal control over financial reporting and the conclusion of Nortel’s management and independent auditor that Nortel’s internal control over financial reporting is ineffective, which could continue to impact Nortel’s ability to report its results of operations and financial condition accurately and in a timely manner; the impact of Nortel’s and Nortel Networks Limited’s (“NNL”) failure to timely file their financial statements and related periodic reports and Nortel’s inability to access its shelf registration statement filed with the United States Securities and Exchange Commission (“SEC”); ongoing SEC reviews, which may result in changes to their respective public filings; the impact of management changes, including the termination for cause of Nortel’s former CEO, CFO and Controller in April 2004; the sufficiency of Nortel’s restructuring activities, including the work plan announced on August 19, 2004 as updated on September 30, 2004, including the potential for higher actual costs to be incurred in connection with restructuring actions compared to the estimated costs of such actions; cautious or reduced spending by Nortel’s customers; increased consolidation among Nortel’s customers and the loss of customers in certain markets; fluctuations in Nortel’s operating results and general industry, economic and market conditions and growth rates; fluctuations in Nortel’s cash flow, level of outstanding debt and current debt ratings; Nortel’s monitoring of the capital markets for opportunities to improve its capital structure and financial flexibility; Nortel’s ability to recruit and retain qualified employees; the use of cash collateral to support Nortel’s normal course business activities; the dependence on Nortel’s subsidiaries for funding; the impact of Nortel’s defined benefit plans and deferred tax assets on results of operations and Nortel’s cash flow; the adverse resolution of class actions, litigation in the ordinary course of business, intellectual property disputes and similar matters; Nortel’s dependence on new product development and its ability to predict market demand for particular products; Nortel’s ability to integrate the operations and technologies of acquired businesses in an effective manner; the impact of rapid technological and market change; the impact of price and product competition; barriers to international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of rationalization and consolidation in the telecommunications industry; changes in regulation of the Internet; the impact of the credit risks of Nortel’s customers and the impact of customer financing and commitments; stock market volatility generally and as a result of acceleration of the settlement date of Nortel’s forward purchase contracts; negative developments associated with Nortel’s supply contracts and contract manufacturing agreements, including as a result of using a sole suppler for a key component of certain optical networks solut ions; the impact of Nortel’s supply and outsourcing contracts that contain delivery and installation provisions, which, if not met, could result in the payment of substantial penalties or liquidated damages; and the future success of Nortel’s strategic alliances. For additional information with respect to certain of these and other factors, see the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed by Nortel with the SEC.

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*Nortel, the Nortel logo and the Globemark are trademarks of Nortel. PEC is a trademark of PEC.